AGREEMENT OF SUBLEASE

AGREEMENT OF SUBLEASE made as of the 7th day of December, 2006, by and between DEUTSCHE BANK SECURITIES, INC., a Delaware corporation, (hereinafter called "Sublandlord"), and STIFEL, NICOLAUS & COMPANY, INCORPORATED, a Missouri corporation (hereinafter called "Subtenant").

W I T N E S S E T H :

WHEREAS:

A. By Office Space Lease dated September 29, 1995, by and between ABB South Street Associates, LLC, a Maryland limited liability company, (successor-in-interest to Harlan-KDC Associates), ("Overlandlord"), as "landlord" thereunder, and Sublandlord (successor-in-interest to Alex. Brown & Sons Incorporated), as "tenant" thereunder, as now amended by the First Amendment to Lease dated March 19, 1997, the Second Amendment to Lease dated August 18, 1988, the Third Amendment to Lease dated October 6, 2000 and the Fourth Amendment to Lease dated April 3, 2001, Sublandlord leased certain space (the "Premises") in that certain office building having a street address of One South Street, Baltimore, Maryland (the "Building"), a redacted copy of which is Exhibit A annexed hereto.

B. Sublandlord and Subtenant desire to consummate a subleasing of a portion of the Premises consisting of approximately 75,724 rentable square feet, as shown hatched on Exhibit B annexed hereto and made a part hereof (the "Subleased Premises"), consisting of the entire 15th floor (20,766 rentable square feet), 16th floor (20,766 rentable square feet), 17th floor (20,766 rentable square feet) and 30th floor (13,426 rentable square feet) in the Building, on the terms and conditions contained in this agreement (hereinafter called the "Sublease").

C. Capitalized terms used herein without definition which are defined in the Overlease shall have the same meaning herein as given to such terms in the Overlease.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, it is hereby agreed as follows:

1. Subleased Premises, Term and Sublease Fixed Rent.

1.1 (a) Sublandlord hereby leases to Subtenant and Subtenant hereby hires from Sublandlord the Subleased Premises for a term (the "Sublease Term") to commence as to the 15th floor of the Building (the "15th Floor Subleased Premises"), on the later of (x) the date which is sixty (60) days from the date hereof or the date on which Sublandlord delivers vacant possession to Subtenant, if earlier, and (y) the date that Overlandlord's consent to this Sublease has been obtained pursuant to Section 1.5 hereof (the "15th Floor Sublease Commencement Date"), and as to the 16th, 17th and 30th floors of the Building (the "Office Floor Subleased Premises"), on the later of (x) the date which is fourteen (14) days from the date hereof and (y) the date that Overlandlord's consent to this Sublease has been obtained pursuant to Section 1.5 hereof (the "Office Floor Sublease Commencement Date"), and to end on December 30, 2011 or on such earlier date on which this Sublease may be cancelled or terminated pursuant to any of the provisions of this Sublease or the Overlease or pursuant to law (hereinafter called the "Sublease Expiration Date"). At Sublandlord's or Subtenant's request, Subtenant and Sublandlord shall execute and deliver to the other an agreement in the form attached hereto as Exhibit E setting forth the respective Sublease Commencement Dates. Any failure of the parties to execute such written agreement shall not affect the validity of the respective Sublease Commencement Dates as fixed in accordance with the applicable provisions of this Sublease.

(b) Subject to and in accordance with the provisions of Section 1.1(c) below, the Subtenant shall pay to Sublandlord annual fixed rent (the "Sublease Fixed Rent") at the annual amounts set forth on Exhibit C annexed hereto.

(c) Sublease Fixed Rent shall be paid to Sublandlord at Sublandlord's office provided therefor in Section 7.1 hereof (or such other location as Sublandlord shall designate in writing) in advance in equal monthly installments of each annual amount as set forth in Exhibit C hereof, without prior demand, offset, abatement or deduction, except as expressly provided in this Sublease, on or before the first day of each month during the Sublease Term, commencing (i) as to the 15th Floor Subleased Premises, on the earlier of (x) the date which is one hundred twenty (120) days after the 15th Floor Sublease Commencement Date and (y) the date on which Subtenant shall occupy any portion of the 15th Floor Subleased Premises for the conduct of business therein (such earlier dates, the "15th Floor Rent Commencement Date"), and (ii) as to the Office Floor Subleased Premises, on the earlier of (x) the date which is one hundred twenty (120) days after the Office Floor Sublease Commencement Date and (y) the date on which Subtenant shall occupy any portion of the Office Floor Subleased Premises for the conduct of business therein (such earlier dates, the "Office Floor Rent Commencement Date"), except that Subtenant shall pay the first monthly installment of Sublease Fixed Rent to Sublandlord on the date of execution and delivery hereof. Sublease Fixed Rent shall be paid, notwithstanding anything herein to the contrary, by check (subject to collection) drawn on a New York Clearing House Association member bank or, if Sublandlord shall elect, by federal funds via wire transfer.

(d) Provided Subtenant shall not then be in default under this Sublease, Subtenant shall be entitled to an abatement (i) of Sublease Fixed Rent due hereunder as to the Office Floor Subleased Premises only, for the first full calendar month occurring after the Office Floor Rent Commencement Date and (ii) of Sublease Fixed Rent due hereunder as to the 15th Floor Subleased Premises only, for the first full calendar month occurring after the 15th Floor Rent Commencement Date.

1.2 If the first day for the payment of Sublease Fixed Rent as to any portion of the Subleased Premises is not the first day of a month, then the Sublease Fixed Rent shall be prorated on a per diem basis, and Subtenant agrees to pay the amount thereof for such partial month on the applicable Rent Commencement Date and the Sublease Fixed Rent paid on execution and delivery hereof shall be applied to the following month's Sublease Fixed Rent.

1.3 Commencing on the respective Sublease Commencement Dates, Subtenant shall also pay to Sublandlord, as Sublease Additional Charges under this Sublease, Subtenant's Proportionate Share of all other additional rent and other charges payable by Sublandlord to Overlandlord pursuant to the Overlease, pertaining to or which benefit or affect the Subleased Premises and incurred at the request of or by reason of the act or omission of Subtenant, or of any right of Subtenant hereunder or obligation of Overlandlord under the Overlease as to which Subtenant is entitled to the benefit pursuant to this Sublease, or as otherwise expressly provided in this Sublease, provided, however, Subtenant shall pay one hundred (100%) percent of all charges (i) for work, utilities, services and/or labor provided to the Subleased Premises by Overlandlord at the request of Subtenant during any time that is not normal business hours or in excess of work, services, utilities and/or labor provided for in the Overlease to be without charge or fee to the Subleased Premises or (ii) incurred at the request of Subtenant or otherwise pertaining solely to the Subleased Premises, or (iii) with respect to Subtenant Alterations to the Subleased Premises by or for the account of Subtenant, except that Sublease Additional Charges for Sublease Escalation Rent (as defined in Article 4 hereof) shall be payable as provided in Article 4 hereof, and except that Sublease Additional Charges for electric energy shall be payable as provided in Section 2.1(h) hereof. Subtenant's Proportionate Share shall be based on a fraction (expressed as a percentage), the numerator of which is the aggregate rentable square feet of the Subleased Premises as of the date hereof and the denominator of which is the aggregate rentable square feet of the Premises. For purposes hereof, Subtenant's Proportionate Share shall be as follows: (a) from the Office Floor Sublease Commencement Date through the day immediately preceding the 15th Floor Sublease Commencement Date, 19.89%, based upon the aggregate rentable square feet of the Office Floor Subleased Premises and 276,368 rentable square feet contained in the Premises, (b) from the 15th Floor Sublease Commencement Date through December 31, 2006, 27.40%, based upon the aggregate rentable square feet of the Subleased Premises and 276,368 rentable square feet contained in the Premises, and (c) from and after January 1, 2007 and throughout the Term, 32.37%, based upon the aggregate rentable square feet of the Subleased Premises and 233,952 rentable square feet contained in the Premises. If at any time after the first determination of Subtenant's Proportionate Share rentable square feet shall be added to or subtracted from the Subleased Premises or the Premises, Subtenant's Proportionate Share shall be proportionately adjusted. In the event of such adjustment, Sublandlord and Subtenant shall, at either party's request, execute an instrument confirming such adjustment and making the appropriate change in Subtenant's Proportionate Share, but no such instrument shall be necessary to make the same effective.

1.4 All Sublease Additional Charges so payable by Subtenant shall be paid within thirty (30) days after Subtenant's receipt of a bill therefor, without offset, abatement or deduction, except as expressly provided in Section 2.6 of this Sublease. If Subtenant shall default in the payment of any Sublease Additional Charges or any Sublease Escalation Rent, Sublandlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Subtenant in the payment of Sublease Fixed Rent. Sublease Fixed Rent, Sublease Escalation Rent, Sublease Additional Charges and all other amounts due hereunder are sometimes hereinafter referred to as "Sublease Rent".

1.5 This Sublease is conditioned upon the consent thereto by Overlandlord (the "Overlandlord Consent"), which Overlandlord Consent shall be evidenced by Overlandlord's signature appended hereto or a separate consent in the standard form utilized by Overlandlord for such purposes so long as such form of consent does not materially and adversely affect either of the parties' respective rights and obligations hereunder (unless such requirement be waived by the party adversely affected thereby). Sublandlord agrees promptly to request such consent and to use reasonable commercial efforts to obtain such consent (without being obligated to make any payment to Overlandlord not required by the Overlease, nor to amend or waive any provision of the Overlease, nor commence any arbitration or litigation), but Sublandlord shall have no responsibility or liability whatsoever if such consent is refused or not obtained for any reason whatsoever or for no reason. Subtenant agrees to cooperate with Sublandlord with respect thereto and to furnish all financial statements, references and other data and documents with respect to Subtenant as Overlandlord may request in accordance with the provisions of the Overlease and execute and deliver such Overlandlord Consent form provided by Overlandlord conforming to the provisions of this Section 1.5. In the event that Overlandlord notifies Sublandlord that Overlandlord will not give such consent, Sublandlord will so notify Subtenant and this Sublease shall be deemed to be canceled and without force or effect. In the event that the previous sentence does not apply but Sublandlord does not receive such consent of Overlandlord by a date which is forty-five (45) days after the date of this Sublease, then, upon written notice to the other, Sublandlord or Subtenant (except to the extent such failure is caused by Subtenant) may cancel this Sublease, and upon the giving of such notice, this Sublease shall be deemed canceled and of no further force or effect. If either of the two (2) previous sentences shall be applicable, Sublandlord and Subtenant shall have no further obligations or liabilities to the other with respect to this Sublease and Sublandlord shall promptly return to Subtenant any rent heretofore paid hereunder.

2. Provisions of Overlease, etc.

2.1 All of the terms, covenants, conditions and provisions in the Overlease are hereby incorporated in, and made a part of this Sublease, except as herein otherwise expressly provided, and except those which by their nature or purport are inapplicable to the subleasing of the Subleased Premises pursuant to this Sublease or are inconsistent with or modified by any of the terms, covenants or conditions of this Sublease or modifications or amendments to the Overlease made after the date thereof, and except for the obligation to pay rent and additional rent under the Overlease; and such rights and obligations as are contained in the Overlease are hereby imposed upon the respective parties hereto with the same force and effect as if (i) references in the Overlease to the "Lease" and to the "Premises" were references, respectively, to this Sublease and the Subleased Premises, and (ii) references in the Overlease to "Landlord" and "Tenant" were references, respectively, to Sublandlord and Subtenant; provided, however, with reference to this Sublease:

(a) For the purposes of this Sublease, Sections 3.3, 3.4, 4.1, 5.1, 5.3, 6.1, 6.2, 6.3, 7, 8.1 (first paragraph), 10.2(c), 10.5, 10.6, 10.7(a), (b) & (e), 11.1(e), 11.5 (b) (last two sentences and, from "without first obtaining" to the end of the third to last sentence), (c), (d) and (e), 11.6 (last sentence), 11.13, 14.1(a) (second paragraph), 14.1(b) (fourth and ninth sentences), 14.1(d) (last sentence), 14.2, 14.6, 14.7, 15.5, 16.1(a) (references to abatement of rents), 16.2(a) and (c), 16.4 (second sentence), 17.2 (references to reduction of Basic Rent and Additional Rent), 19.1, 19.2, 19.5(b), 21.2, 23.1, 23.4, 24, 25(a) (proviso in first sentence), 25(c), 29, 31.10, 31.11, 32, 33, 34, 35, 36, 37, 38, 39, 40 and 41 of the Overlease, Exhibits A, C and X to the Overlease, any and all amendments to the Overlease except the Second Amendment to Lease dated August 18, 1998, shall not be deemed incorporated in or made a part hereof.

(b) References to "Landlord" in Sections 8.3 (second, fourth and fifth paragraphs), 9, 10.2(b), 10.3, 10.4, 10.7(c) & (f), 11 (first paragraph), 11.1(a), (b) & (c), 11.2, 11.3, 11.4, 11.5(a), 11.6, 11.8, 11.10, 11.12, 13, 15.6, 16.1(a) and (d), 16.2, 16.4 (first sentence), 17.3, 23.3, and 30 of the Overlease shall, notwithstanding the incorporation herein pursuant to clause (ii), mean "Overlandlord".

(c) References to "Landlord" in Sections 8.1 (second paragraph), 8.3 (first paragraph), 8.5, 10.2(a), 10.7(c) & (g), 11.9, 12, 14.4, 14.5, 15.1, 15.3, 16.1(b) and (c), 17.5, 18, 21.1, 22, 23.2, 28 (except last paragraph) and 31.13 of the Overlease shall, notwithstanding the incorporation herein pursuant to clause (ii), mean both "Overlandlord" and "Sublandlord" or either "Overlandlord" or "Sublandlord", whichever construction shall afford Sublandlord greater rights.

(d) References in the Overlease as incorporated herein to "Basic Rent" shall mean "Sublease Fixed Rent" herein, to "Increased Operating Costs" and "Increased Taxes" shall mean "Sublease Escalation Rent" herein, and to "Tenant's Share" shall mean "Subtenant's Proportionate Share" herein.

(e) Subtenant's covenant to pay Sublease Rent shall be independent of every other covenant in this Sublease. Sublandlord's failure to prepare and deliver any statements or notice set forth in Article 4 hereof or elsewhere in this Sublease, or Sublandlord's failure to make a demand, shall not in any way cause Sublandlord to forfeit or surrender its rights to collect any items of Sublease Rent which may have become due during the Sublease Term. Subtenant's liability for such amounts shall survive the expiration of the Sublease Term, provided, Subtenant shall not be liable to Sublandlord for any Sublease Additional Charges payable under this Sublease which are not billed to Subtenant within 12 months after receipt by Sublandlord of the corresponding bill from Overlandlord.

(f) Subtenant agrees that the Subleased Premises shall be occupied only for those uses permitted by Section 8.1 of the Overlease as incorporated into this Sublease.

(g) References in the Overlease to work or repairs to be performed or services, utilities or maintenance to be supplied by "Landlord" in respect of the Building and/or Premises and/or Subleased Premises shall continue to mean and provide that such work or repairs shall be performed and services, utilities, facilities or maintenance provided by Overlandlord (and not by Sublandlord) pursuant to the terms, covenants and conditions of the Overlease relating thereto. Subtenant shall be entitled to receive all of the services, utilities, facilities, repairs, maintenance and work from the Overlandlord to the extent that Sublandlord is entitled to receive same under the Overlease with respect to the Subleased Premises, unless Overlandlord is excused therefrom by reason of acts or omissions of Subtenant.

(h) Electricity shall be furnished to the Subleased Premises on a sub-metered basis and Subtenant will pay to Sublandlord as Sublease Additional Charges for such electricity amounts determined by multiplying (A) a fraction, the numerator of which is the difference between (i) the kilowatt hours of consumption recorded on the sub-meter or sub-meters for the Subleased Premises (collectively, "Subtenant's Meter") during any billing period and averaged for the Business Days during such period and (ii) 5,050 kwh (the base kilowatt hours per Business Day included in the Sublease Fixed Rent), and the denominator of which is such kilowatt hours of consumption recorded on Subtenant's Meter during such billing period and averaged for the Business Days during such period, by (B) the total charges actually billed to Sublandlord by Overlandlord, without mark-up by Sublandlord, pursuant to such meter reading during such billing period at the same rates charged to Sublandlord by Overlandlord for such consumption, plus any additional sales or use taxes, surcharges or other incremental amounts which may be imposed on Sublandlord by Overlandlord, any taxing authority, utility or other body for sub-submetered electricity. Sublandlord shall be responsible for installing Subtenant's Meter and keeping Subtenant's Meter in good working order and repair, at Sublandlord's sole cost and expense. Bills for such sub-metered electricity shall be rendered at such time as Sublandlord receives a bill for the same from Overlandlord and shall be payable by Subtenant within thirty (30) days after receipt thereof. If the amount billed by Overlandlord, or the public utility company providing electricity to the Building shall be retroactively increased or decreased for any billing period for which Subtenant shall have paid Additional Sublease Charges pursuant to this Section, then such Additional Sublease Charges shall be accordingly, adjusted, and Subtenant shall pay any deficiency therein within thirty (30) days of demand therefor, or if there shall have been an overpayment, Sublandlord shall credit the amount thereof against the next succeeding payments of Additional Sublease Charges. Subtenant agrees that its use of electric current shall not exceed an aggregate of 5.7 watts of demand load per rentable square foot of each floor of the Subleased Premises plus an additional 7.0 watts per rentable square foot of the 15th floor of the Subleased Premises. The additional electric capacity on the 15th floor shall be available by Subtenant's use of an additional 120,000 watt and a 24,000 watt transformer currently fed from Sublandlord's uninterruptible power supply ("Sublandlord's UPS") and backed up by base building power. These two additional transformers shall be disconnected from Sublandlord's UPS and left connected to base building power only for Subtenant's use. Sublandlord makes no representations or warranties express or implied as to the two such additional transformers, nor shall Sublandlord be responsible for any defects in the design, condition or operation thereof, nor obligated to maintain, repair or replace such transformers. Unless Subtenant notifies Sublandlord in writing prior to the 15th Floor Sublease Commencement Date that it elects not to, and does not in fact, use such transformers, Subtenant shall be responsible, at its sole cost and expense, for the necessary replacement, maintenance and repair of the two such additional transformers. Subtenant shall not use or install any electric equipment which, in Sublandlord's reasonable judgment, could overload the installations in the Subleased Premises or interfere with the use thereof by Sublandlord. Subject to the provisions of Section 8.2 below, Subtenant shall not be responsible for removing, at the end of the Term, any transformers or other electrical or data equipment installed by Sublandlord in the Subleased Premises.

(i) Sublandlord shall, promptly after the date hereof, identify vertical risers within the Subleased Premises which will be available for Subtenant's installation of telecommunications cable and conduit, provided that in no event shall Subtenant be entitled to more than Subtenant's Proportionate Share of such riser space and Subtenant shall be solely responsible, at Subtenant's sole cost and expense, for making the necessary connections to the appropriate telecommunications providers and for obtaining the necessary consents from Overlandlord under the Overlease to install such telecommunications cabling. Subtenant's installations shall be subject to Sublandlord's approval. No installations by Subtenant under this Section shall adversely affect or reduce or interrupt Sublandlord's telecommunications cabling. Any work performed under this section shall be deemed a Subtenant Alteration hereunder. Sublandlord shall, at no cost to Sublandlord, cooperate with Subtenant in meeting its electrical requirements so long as Sublandlord shall have no obligation or liability with respect thereto, and any failure of Subtenant to obtain additional electrical capacity shall not affect Subtenant's obligations hereunder.

(j) Subject to Overlandlord's consent and Sublandlord's rights and obligations under the Overlease, Subtenant may use fifteen (15) tons of condenser water to be provided by Overlandlord to the existing supplemental air conditioning units which are now installed in the Subleased Premises or which Subtenant may, as a Subtenant Alteration, install in the Subleased Premises. Subject to Overlandlord's consent and Sublandlord's consent (which consent Sublandlord shall not unreasonably withhold, condition or delay) and Sublandlord's rights and obligations under the Overlease, Subtenant shall have the right, at its sole cost and expense, to install supplemental air conditioning units in the Subleased Premises, provided, however, Subtenant shall not be entitled to any additional condenser water allocation under the Overlease by reason thereof. Subtenant shall have the right to request from Overlandlord additional condenser water allocation required by Subtenant by reason of such supplemental units, provided Overlandlord shall agree that Sublandlord shall have no liability for the payment of any costs with respect thereto. Subtenant shall be responsible, at its sole cost and expense, for the necessary tap-in-charges, replacement, maintenance and repair of any supplemental air conditioning systems (whether installed by Sublandlord or Subtenant), including, without limitation, systems that are installed to service Subtenant's data processing, computer, trading operations or telephone operations, and Subtenant shall contract with reputable HVAC contractors to perform such replacement, maintenance and repairs. Sublandlord makes no representations or warranties as to such supplemental air conditioning systems nor shall Sublandlord or Overlandlord be responsible for defects in design, condition or operation thereof.

(k) Subject to Overlandlord's consent and Sublandlord's rights and obligations under the Overlease, Subtenant shall have the right to request from Overlandlord the use of a portion of the roof of the Building, other than within Sublandlord's designated Roof Area, for the installation of telecommunications antennae, microwave dishes and other communications equipment servicing the Subleased Premises, and to install and maintain wires and/or conduit from such roof space to the Subleased Premises, provided that Subtenant's indemnity obligations in Section 2.2(c) and 2.12 and all other applicable provisions hereof shall apply thereto, and provided, further, such requests shall not be obtained pursuant to the Overlease and Overlandlord shall so agree and further agree that Sublandlord shall have no liability therefor, for the payment of any charges therefor, for the removal or restoration thereof at the expiration or earlier termination of the Overlease or for any damages or liability related thereto or any work or equipment associated therewith.

(l) Subtenant shall be entitled to Subtenant's Proportionate Share of Sublandlord's permitted number of listings pursuant to the Overlease on the Building Directory, subject to the applicable terms and conditions of the Overlease. Subject to Overlandlord's and Sublandlord's consent and Sublandlord's prior rights and obligations under the Overlease, Subtenant shall have the right to request from Overlandlord the right to install identifying signs containing Subtenant's corporate name and logo in and on the Building as shown on Exhibit F attached hereto and made a part hereof, provided that Overlandlord shall agree that Sublandlord shall have no liability therefor, for the payment of any costs and expenses therefor, for the removal or restoration thereof at the expiration or earlier termination of the Overlease or for any damages or liability related thereto or any work or equipment associated therewith. Subtenant's exterior signage at the top of the Building shall be located on the west side in the location of Sublandlord's existing signage on such side of the Building as shown and described on Exhibit F hereto, provided, however, Subtenant's exterior signage shall in no event be more prominent than Sublandlord's exterior signage.

(m) Subtenant shall have the use of one (1) parking permit per 1,000 rentable square feet of the Subleased Premises (currently seventy-six (76) parking permits) and an additional twelve (12) parking permits for an initial total of eighty-eight (88) parking permits ("Subtenant's Parking Spaces") in the Building parking garage, for which Subtenant shall pay a charge, without mark-up by Sublandlord, at the monthly rate for each of Subtenant's Parking Spaces as provided in the Overlease (the "Subtenant's Parking Charge"), which Subtenant's Parking Charge shall be paid in advance to Sublandlord (or at Sublandlord's option, to either Overlandlord or the operator of the parking facility) on or before the last day of each month during the Sublease Term in respect of the next succeeding month as a Sublease Additional Charge. Subtenant shall have no right to reduce the number of Subtenant's Parking Spaces. The designation of Subtenant's Parking Spaces shall be allocated by Sublandlord from the parking spaces available to Sublandlord under the Overlease, as Sublandlord shall determine in its reasonable discretion. Sublandlord shall, at no cost to Sublandlord, cooperate with Subtenant in locating up to an additional 200 available parking spaces in the Building parking garage or in the garage located at across the street from the Building (the "City Garage"), provided such additional parking shall not result in a reduction in Sublandlord's parking spaces therein. Subject to Sublandlord's parking requirements, Sublandlord will use commercially reasonable efforts, at no cost to Sublandlord, to assist in transferring to Subtenant for its use Sublandlord's unused and available parking spaces which are not reserved by Sublandlord for its future use in the City Garage. Subtenant's rights as to and its use of the Subtenant's Parking Spaces is subject to the terms and conditions of the Overlease and rules and regulations of the Overlandlord, and Subtenant shall comply therewith.

(n) Except as otherwise expressly set forth herein, all notice or cure periods of Subtenant provided for herein or other time limits for Subtenant to give notice or perform any act, condition or covenant, or exercise any right or remedy, shall be the same as those provided for in the Overlease, but (i) as to monetary obligations, reduced by two (2) days; and (ii) as to non-monetary obligations, reduced by 20% (rounded to the greatest reduction), if notice is required, measured from the earlier of the date on which notice is given to Subtenant by either Overlandlord or Sublandlord. Notwithstanding the above, any notice periods shall commence on the date Subtenant receives notice from Overlandlord or Sublandlord.

(o) Supplementing the Overlease, if a separate Overlandlord Consent to this Sublease is signed by Subtenant, the term "Overlease" and "Sublease" as used herein shall each be deemed to include such Overlandlord Consent, and it shall be a default under this Sublease (subject to applicable notice and cure periods) if Subtenant shall default in the full and timely performance of any of its covenants and other agreements set forth in such Overlandlord Consent. For purposes of this Sublease, as between Sublandlord and Subtenant, in the event of a conflict between the terms of the Overlease and the terms of the Overlandlord Consent, the provisions of the Overlandlord Consent shall govern and control.

(p) Sublandlord may, in its sole discretion, elect to exercise any or all of its self-help rights as Tenant under the Overlease pursuant to Section 19.5(b) thereof. Subtenant agrees that if Sublandlord elects to exercise any such rights, (a) Subtenant shall, if requested by Sublandlord, reimburse Sublandlord for Subtenant's Proportionate Share of the reasonable and actual cost incurred by Sublandlord therefor (including by reason of any indemnity of Overlandlord in connection therewith but excluding any reimbursement therefor which has at such time been paid by Overlandlord to Sublandlord), or if such self-help rights pertain to only a portion of the Premises a proportionate percentage thereof, which shall be 100% if pertaining only to the Subleased Premises, such reimbursement to be made by Subtenant within thirty (30) days after demand therefor, provided that if Overlandlord shall after such payment by Subtenant reimburse Sublandlord for all or any portion of such costs, and Subtenant is not in monetary default under the provisions of this Sublease or material non-monetary default beyond any applicable notice and cure period under the provisions of this Sublease, Sublandlord will reimburse Subtenant for the amounts paid to Sublandlord by Subtenant pursuant to this sentence to the extent of the applicable percentage thereof (in accordance with this sentence) of such costs so reimbursed to Sublandlord from Overlandlord, (b) Subtenant understands that after Sublandlord exercises such self-help rights, Sublandlord might thereafter not be entitled to a rent abatement under Section 11.6 of the Overlease and, accordingly, Subtenant may not thereafter be entitled to a corresponding rent abatement under this Sublease if Subtenant would otherwise be entitled thereto pursuant to Section 2.6 hereof. If, however, Sublandlord elects not to exercise any of or all such self-help rights, Sublandlord shall not be liable to Subtenant for any costs, liabilities or expenses, all of which are hereby released by Subtenant. Sublandlord agrees, however, that if it does exercise such self-help rights, it shall use commercially reasonable efforts to commence and complete such cure in a timely manner. In the event that Sublandlord notifies Subtenant that Sublandlord elects not to exercise its self-help rights pursuant to Section 19.5(b) of the Overlease, or has not given such notice but does not commence to utilize its self-help rights pursuant to Section 19.5(b) of the Overlease within five (5) Business Days (or a shorter period as may be necessary in case of an emergency) after the time Sublandlord is permitted to do so under the Overlease, or Sublandlord commences to do so but does not diligently prosecute such right, and Overlandlord's failure materially interferes with Subtenant's use of the Subleased Premises for the conduct of its business (and does not affect (other than to a de minimis extent) any portion of the Premises other than the Subleased Premises), Sublandlord agrees that Subtenant may exercise such right under said Section 19.5(b) in the name, place and stead of Sublandlord provided that Subtenant's indemnity obligations in Section 2.2(c) and 2.12 hereof shall apply thereto. In such event, Sublandlord shall use reasonable good faith efforts to obtain reimbursement therefor from Overlandlord pursuant to Subsection 19.5(b) of the Overlease.

(q) Sublandlord agrees that, except in cases of emergency, Sublandlord shall only access certain areas of the Subleased Premises designated by Subtenant used for housing of Subtenant's client files and records when accompanied by a representative of Subtenant (provided Subtenant shall make such representative available), and upon not less than twenty-four hours' notice (if possible under the circumstances and which notice may be oral or telephonic), provided that (i) Subtenant shall deliver floor plans of the Subleased Premises designating such areas, and (ii) such designation shall be reasonable in light of Subtenant's business. Subtenant acknowledges that Overlandlord shall continue to have access to such areas, subject to and in accordance with the Overlease.

2.2 (a) This Sublease and all rights of Subtenant hereunder are and shall be subject and subordinate in all respects to the Overlease, and all of the terms, covenants, agreements, provisions and conditions of the Overlease, and to all modifications, amendments and extensions of the Overlease and to all of Sublandlord's obligations under the Overlease. Sublandlord agrees with Subtenant that, so long as Subtenant is not in default hereunder beyond any applicable notice and/or cure period, Sublandlord shall not enter into any modification or amendment to the Overlease which will prevent or materially adversely affect the use by Subtenant of the Subleased Premises in accordance with the terms of this Sublease, or increase the obligations of Subtenant or decrease its rights under the Sublease in any way materially adversely affecting Subtenant.

(b) Subtenant shall duly and fully keep, observe and perform each and every term, covenant, provision and condition on Sublandlord's part to be kept, observed and performed pursuant to the Overlease as incorporated herein, including, without limitation, the Rules and Regulations adopted by Overlandlord pursuant thereto, except as may otherwise be specifically provided in this Sublease. In furtherance of the foregoing and notwithstanding anything herein to the contrary, Subtenant shall not (i) take or permit any action inconsistent with the terms of the Overlease or, (ii) do or permit to be done anything which Sublandlord is prohibited from doing or permitting under the Overlease, or otherwise do or suffer to permit anything to be done which would result in a default under the Overlease or cause the Overlease to be terminated or forfeited, or (iii) take any action or do or permit anything to be done which could result in any additional cost or other liability to Sublandlord under or pursuant to the Overlease.

(c) Subtenant hereby agrees that Subtenant shall indemnify and hold Sublandlord harmless from and against all claims, liabilities, penalties and expenses, including, without limitation, reasonable attorneys' fees and disbursements, arising from or in connection with (i) Subtenant's failure to perform any of the terms, covenants, conditions or agreements contained in or incorporated into this Sublease (or any consents hereto) which, by the terms of this Sublease (or such consents), Subtenant is obligated to perform, and (ii) any acts or omissions of Subtenant or Subtenant's employees, invitees, agents or other representatives, or any occurrence in or about the Subleased Premises; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence or willful misconduct of Sublandlord and/or Overlandlord and/or other subtenants of Sublandlord, provided, however, Sublandlord acknowledges and agrees that, except as provided in Sections 2.12 and 8 hereof, Subtenant shall in no event be liable for consequential or special damages in connection with such indemnity. All amounts payable by Subtenant to Sublandlord on account of such indemnity shall be deemed to be Sublease Rent hereunder and shall be payable upon demand.

(d) Sublandlord agrees to indemnify Subtenant and to hold Subtenant harmless from and against any and all claims, losses or damages, including, without limitation, reasonable attorneys' fees and disbursements, resulting from or arising out of (i) Sublandlord's failure to perform any of the terms, covenants, conditions or agreements contained in or incorporated into this Sublease which, by the terms of this Sublease, Sublandlord is obligated to perform, except for defaults arising out of the acts or omissions of Subtenant, its agents, contractors, employees invitees or licensees, and (ii) any willful misconduct or gross negligence of Sublandlord, its employees, agents, contractors or invitees; provided, however, Subtenant acknowledges and agrees that the Sublandlord shall in no event be liable for consequential or special damages in connection with such indemnity.

2.3 If for any reason whatsoever the Overlease is terminated, by either the Overlandlord or by Sublandlord, including, without limitation, in the event of any damage, destruction or condemnation with respect to all or part of the Premises, this Sublease shall thereupon be terminated, and Sublandlord shall not be liable to Subtenant by reason thereof for any loss, cost or expense incurred by Subtenant in connection therewith, unless said termination shall have been effected because of the breach or default of Sublandlord under the Overlease (and Subtenant is not in default hereunder) or voluntary surrender of the Overlease by Sublandlord to Overlandlord (which shall not be deemed to include a right of termination by reason of casualty or condemnation, provided that in no event shall Sublandlord be liable to Subtenant for any loss, cost or expense incurred by Subtenant if Overlandlord shall accept an attornment by Subtenant to Overlandlord upon substantially the same (or more favorable to Subtenant) terms as provided in this Sublease (or if such attornment shall not be accepted with Subtenant being in default hereunder) and provided further that in no event shall Sublandlord be liable for any special, consequential or punitive damage to Subtenant.

2.4 In the case of any issue hereunder between Sublandlord and Subtenant on a matter which is also being arbitrated (or may thereafter become the subject of an arbitration) between Overlandlord and Sublandlord under the Overlease, Subtenant shall not be a party to the arbitration between Overlandlord and Sublandlord, but Sublandlord agrees that if such arbitration affects the terms and provisions of this Sublease, Sublandlord will advise and consult with Subtenant in connection with such arbitration, but any determination or settlement of the matter arbitrated between Overlandlord and Sublandlord shall be binding upon Subtenant. Notwithstanding the foregoing, Sublandlord agrees that Sublandlord shall not settle such proceeding without the prior written consent of Subtenant (not to be unreasonably withheld, conditioned or delayed), if such settlement would prevent or materially adversely affect the use by Subtenant of the Subleased Premises in accordance with the terms of this Sublease, or increase the obligations of Subtenant or decrease its rights under this Sublease in any way materially adversely affecting Subtenant.

2.5 (a) Notwithstanding anything to the contrary herein or contained in the consent of the Overlandlord to this Sublease, except as provided in this Section 2.5(a), Subtenant is not authorized to request any work, services, utilities, parking facilities, maintenance or repairs by Overlandlord for which Overlandlord may charge Sublandlord under the Overlease, unless Sublandlord has specifically consented thereto in writing (not to be unreasonably withheld, conditioned or delayed). Sublandlord agrees, however, that subject to the consent of Overlandlord, Subtenant may request directly from Overlandlord ordinary work, services, utilities (to the extent such request does not affect utilities provided to Sublandlord under the Overlease), maintenance and repairs which Overlandlord is obligated to perform in the Subleased Premises pursuant to the Overlease, but such right of Subtenant shall be conditioned on Subtenant not being in default beyond any applicable notice and/or cure periods in payment for any such work, services, utilities, maintenance and repairs previously so provided to the Subleased Premises or otherwise under this Sublease. In the event Subtenant desires any additional services from Overlandlord which are not provided in the Overlease and require an additional charge, Subtenant may request such additional services from Overlandlord, provided such services shall not be obtained pursuant to the Overlease and Overlandlord so agrees and further agrees that Sublandlord shall have no liability therefor.

(b) Sublandlord shall in no event be liable to Subtenant, except to the extent caused by the willful misconduct or breach of this Sublease or the Overlease by Sublandlord (excluding defaults arising out of Subtenant's acts or omissions or those claiming by, through or under Subtenant or its agents, contractors, employees, invitees or licensees), nor, shall the obligations of Subtenant hereunder be impaired or abated or the performance hereof by Subtenant be excused because of (i) any failure or delay on Overlandlord's part in furnishing any services, utilities, parking facilities, or maintenance or in doing such repairs or work, including those which may be contemplated by this Sublease, (ii) any other failure of Overlandlord to observe and perform its covenants and agreements pursuant to the Overlease, or (iii) the acts or omissions of Overlandlord, its agents, contractors, servants, employees, invitees, or licensees. If Overlandlord shall default in any of its obligations to Sublandlord with respect to the Subleased Premises, Sublandlord will use reasonable commercial efforts to cause Overlandlord to perform and observe such obligations (except that Sublandlord shall not be obligated to commence any legal, arbitration or audit proceedings against Overlandlord, except as provided in Section 2.5(d), or utilize any self-help rights, or make any payment of money or other consideration), but Sublandlord shall have no liability for failure to obtain the observance or performance of such obligations by Overlandlord or by reason of any default of Overlandlord under the Overlease, of any failure of Overlandlord to act or to grant any consent or approval under the Overlease or guaranty thereof, or from any misfeasance or nonfeasance of Overlandlord, nor shall the obligations of Subtenant hereunder be excused or abated in any manner by reason thereof, except as provided in this Sublease. If Sublandlord elects, or Sublandlord is required hereby, to commence legal, arbitration or audit or other proceedings against the Overlandlord to enforce, or otherwise enforces, Sublandlord's rights under the Overlease which are applicable to Subtenant or the Subleased Premises as well as to the Sublandlord as tenant as to the remainder of the Premises, Subtenant shall be responsible to reimburse Sublandlord for the reasonable costs of such proceedings, including, without limitation, reasonable attorneys' fees incurred by Sublandlord at the following rates: (a) one hundred (100%) percent thereof if such pertain only to the Subleased Premises; (b) Subtenant's Proportionate Share if such pertain to the entire Premises; or (c) a proportionate percentage if such pertain to the Subleased Premises or any part thereof and to a portion of the Premises other than the Subleased Premises, such reimbursement to be made by Subtenant within thirty (30) days after demand therefor.

(c) If Sublandlord elects not to institute legal, arbitration or audit proceedings (which election shall be made by Sublandlord within a reasonable time taking into consideration the time limits contained in the Overlease with respect thereto) against Overlandlord in the name of Sublandlord to enforce Sublandlord's rights as Tenant under the Overlease which are applicable to Subtenant and the Subleased Premises, but Subtenant shall, nevertheless request Sublandlord to do so, Sublandlord shall, at Sublandlord's option (which election shall be made by Sublandlord within a reasonable time taking into consideration the time limits contained in the Overlease with respect thereto), either (i) assign to Subtenant its causes of action or rights against Overlandlord to the extent applicable to Subtenant or the Subleased Premises or Subtenant's rights under this Sublease and shall permit Subtenant to institute such legal, arbitration or audit proceeding against Overlandlord in the name of Subtenant or, if necessary in order to effectuate the benefit of such assignment, in the name of Sublandlord, provided Subtenant shall use counsel reasonably approved by Sublandlord and Subtenant shall not settle such proceeding without the prior written consent of Sublandlord, which shall not be unreasonably withheld, conditioned or delayed; provided that Sublandlord shall not require Subtenant to utilize the assignment provisions of this subsection (i) unless such assignment shall be effectual to enable Subtenant to have the benefit of such rights, or (ii) institute legal, arbitration or audit proceedings against Overlandlord at the request of Subtenant in the name of Sublandlord, provided in either of (i) or (ii) that (A) in Sublandlord's commercially reasonable judgment, such proceedings will not reduce or impair any claims Sublandlord may have against Overlandlord, (B) Sublandlord shall reasonably determine that there are no other practical bona fide methods for obtaining performance of Overlandlord's obligations under the Overlease, (C) Subtenant shall not then be in default under this Sublease in any monetary or material non-monetary respect, (D) such proceeding shall be prosecuted at the sole cost and expense of Subtenant and Subtenant shall agree to indemnify and hold harmless Sublandlord from any claims, liabilities, damages, costs and expenses, including any reasonable attorneys' fees incurred by Sublandlord as a result of Subtenant exercising its rights under this subsection; and (E) Subtenant's rights under this Sublease or use and enjoyment of the Subleased Premises have been materially and adversely affected.

2.6 If, as a result of the provisions of (x) Section 11.6, (y) Section 16.1(a), or (z) Section 17.2 of the Overlease, Overlandlord has actually abated (or Sublandlord shall obtain a credit) as to any of the Basic Rent and Additional Rent payable by Sublandlord as Tenant of the Subleased Premises under the Overlease, with respect to the Subleased Premises, Sublandlord shall, without duplication of any other provision of this Sublease, correspondingly abate (or Subtenant shall be entitled to a credit as to) the Sublease Fixed Rent and/or Sublease Additional Charges payable under this Sublease during the Sublease Term as to all or part of the Subleased Premises, as applicable under the Overlease as to which such Rent is abated (or credited) under the Overlease and for as long as such abatement (or credit) shall continue under the Overlease.

2.7 If in this Sublease, Subtenant is required to obtain Sublandlord's consent or approval, Subtenant understands that Sublandlord may be required to first obtain the consent or approval of Overlandlord pursuant to the Overlease, which Sublandlord agrees to promptly seek from Overlandlord so that the time period for granting such consent or approval by Sublandlord shall to the extent reasonably practicable occur concurrently with that of Overlandlord. Sublandlord will cooperate with Subtenant in requesting any such consent or approval. Subtenant shall reimburse Sublandlord for any reasonable, out-of-pocket costs or expenses payable under the Overlease or otherwise reasonably incurred by Sublandlord in connection with requesting Overlandlord's consent or approval on behalf of Subtenant with respect to any matter as to which Overlandlord's consent or approval is required under the Overlease or hereunder. If Overlandlord should refuse such consent or approval, Sublandlord shall be released of any obligation to grant its consent or approval with respect to such matter whether or not Overlandlord's refusal, in Subtenant's opinion, is arbitrary or unreasonable.

2.8 (a) The rights of Subtenant hereunder are subject and subordinate to all ground and underlying leases and to all mortgages to which the Overlease may be subject and subordinate to, or to which the Overlease may now or hereafter be subjected or subordinated, whether now or hereafter affecting such leases or the real property of which the Subleased Premises are a part. This clause shall be self-operative and no further instrument shall be required by any such superior interest. However, in confirmation of such subordination, Subtenant, within ten (10) days after Subtenant's receipt of a written request to execute and deliver such a confirmation, shall execute any commercially reasonable certificate or other instrument that either or both of Overlandlord and Sublandlord may request, provided same does not increase the obligations, or diminish the rights, of Subtenant hereunder other than to a de minimis extent. Sublandlord is hereby vested with full power and authority to subordinate Subtenant's interest hereunder to any mortgage, deed of trust, ground or underlying lease, or other lien or interest hereafter placed on the Subleased Premises, and Subtenant agrees, upon demand, to execute such further instruments subordinating this Sublease, as Sublandlord may request.

(b) Subtenant expressly agrees that if, for any reason, the Overlease should be terminated prior to the expiration date therein set forth or if Overlandlord shall succeed to Sublandlord's estate in the Subleased Premises, then at Overlandlord's election Subtenant shall attorn to and recognize Overlandlord as Subtenant's landlord under this Sublease, subject to the provisions of Section 23.4(f) of the Overlease, any provision of law to the contrary notwithstanding. Subtenant shall promptly execute and deliver to Overlandlord any commercially reasonable certificate or other instrument Overlandlord may request to evidence such attornment. If the Overlandlord has accepted such attornment and entered into a direct lease with Subtenant, each party shall have no further liability to the other under this Sublease, except for any claims or liability which may have arisen or accrued prior to such attornment, and the parties shall enter into an agreement releasing each other pursuant to the terms of this Section, but the failure to do so shall in no way affect the release set forth in this sentence.

2.9 Sublandlord agrees to forward to Subtenant, upon receipt thereof by Sublandlord, a copy of each and every notice of default from Overlandlord, received by Sublandlord in its capacity as Tenant under the Overlease. Subtenant agrees to forward to Sublandlord, upon receipt thereof, copies of any notices received by Subtenant with respect to the Subleased Premises from Overlandlord or from any governmental authorities.

2.10 If Subtenant shall default under any of the provisions of this Sublease on its part to be performed, and Subtenant shall not have commenced diligently to cure such default within five (5) days after receipt of notice thereof by Subtenant (except in the case of what Sublandlord reasonably believes to be an emergency situation in which case no such prior notice need be given), Sublandlord may, in addition to any other remedy provided in this Sublease, by law or otherwise, cure such default and the cost thereof, together with interest thereon from the date incurred until paid at the interest rate provided in Article 11 hereof, shall be payable by Subtenant within twenty (20) days following written demand therefor, and in the event Subtenant fails to pay the same, Sublandlord may recover such costs, including interest, as Sublease Additional Charges, in an action brought against Subtenant.

2.11 Sublandlord represents that (a) it is the holder of the interest of the tenant under the Overlease, (b) the Overlease is in full force and effect, (c) Subtenant has been provided with a true and complete copy of the Overlease and all amendments thereto (with certain economic provisions redacted), and (d) to Sublandlord's knowledge, there are no uncured defaults by Overlandlord or Sublandlord under the Overlease.

2.12 Subtenant agrees to indemnify Sublandlord and hold Sublandlord harmless from all losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and expenses) that Sublandlord may incur, or for which Sublandlord may be liable, to the Overlandlord, arising from the acts or omissions of Subtenant, Subtenant's agents, contractors, employees, invitees, or licensees, that are the subject matter of any indemnity or hold harmless of Sublandlord to Overlandlord under the Overlease, and all amounts payable by Subtenant to Sublandlord on account of such indemnity shall be deemed to be Sublease Rent hereunder and shall be payable upon demand or otherwise.

3. "As Is"

3.1 Except as expressly provided in this Sublease, Subtenant agrees to take the same broom clean and "as is" in its condition on the respective Sublease Commencement Dates with the understanding that, except as provided in Section 5.8 hereof, there shall be no obligation on the part of Sublandlord to incur any other expense whatsoever in connection with the preparation of the Subleased Premises for Subtenant's occupancy thereof. Neither Sublandlord nor Sublandlord's agents or other representatives have made, nor has Subtenant relied upon, any representations, warranties, or promises, express or implied, with respect to the Subleased Premises or the equipment and improvements therein situated or serving the same or the physical condition thereof or Overlandlord's title thereto, or compliance with laws or governmental regulations with respect thereto or with respect to any other matter or thing relating to the Subleased Premises.

3.2 Sublandlord hereby transfers to Subtenant, as of the respective Sublease Commencement Dates, all of Sublandlord's right, title and interest in and to the existing (i) improvements in the Premises consisting of all ceilings, floors, partitions, duct work, wall and floor coverings, cabinetry and all other tenant improvements ("Tenant Improvements"), and (ii) 8furniture, fixtures and equipment located in the Subleased Premises on the respective Sublease Commencement Dates substantially as shown on the inventory annexed as Exhibit D hereto and made a part hereof (the "FF&E"). Such Tenant Improvements and FF&E shall be left by Sublandlord in the Subleased Premises on the respective Sublease Commencement Dates in their "as is" "where is" condition. The parties (a) acknowledge that the Tenant Improvements and FF&E have an inherent value to Subtenant of One Million Eight Hundred Thousand ($1,800,000.00) Dollars, based upon the inherent valuation letter dated November 10, 2006 as estimated by Total Site Solutions, which inherent value is a material inducement for Subtenant to enter into this Sublease, and (b) have accordingly attributed $360,000.00 per year of such amount to the Sublease Rent payable by Subtenant to Sublandlord during each year of the Sublease Term (which annual attribution is already reflected in the amount of annual Sublease Rent due and payable as set forth elsewhere in this Sublease). 10Sublandlord makes no representations or warranties, express or implied, regarding the condition of such Tenant Improvements and 11FF&E. Upon the expiration or earlier termination of this Sublease, Subtenant shall remove the FF&E from the Subleased Premises~~.~~12, but the Tenant Improvements shall remain in the Subleased Premises and shall not be removed by Subtenant, except as otherwise required under this Sublease. Subtenant shall be responsible for, and shall indemnify Sublandlord against, the payment of any sales or other taxes which may arise due to the transfer of the Tenant Improvements and FF&E hereunder.

4. Escalation.

4.1 In the event any additional rent or other amounts are payable with respect to any time period falling after the Commencement Date but within the term of this Sublease which are attributable to the provisions of Article 7 of the Overlease (such additional rent payable by Sublandlord pursuant to Article 7 of the Overlease being hereinafter called "Escalation Rent") then Subtenant shall pay as Sublease Additional Charges pursuant to this Sublease an amount equal to Subtenant's Proportionate Share of Escalation Rent ("Sublease Escalation Rent"). At any time after receipt by Sublandlord of any statement for any Escalation Rent, or if Sublandlord is at any time obligated to pay any Escalation Rent, Sublandlord may deliver to Subtenant a statement with respect to the payment of Subtenant's Proportionate Share of the Escalation Rent (which may be Overlandlord's statement) and, within ten (10) days after delivery of such statement, Subtenant shall pay to Sublandlord the Sublease Escalation Rent determined as aforesaid in this Article 4.

4.2 Notwithstanding anything to the contrary contained in this Article 4, (i) the term "Base Taxes" for purposes hereof shall be deemed to be an amount equal to the "Taxes" (as such terms are defined in the Overlease) for the real estate fiscal tax year of the taxing authority ending June 30, 2006 and (ii) the term "Base Operating Costs" for purposes hereof shall be an amount equal to the "Operating Costs" for the 2006 Operating Year (as such terms are defined in the Overlease).

4.3 If an annual Tax Statement and/or Operating Cost Statement is furnished by Overlandlord to Sublandlord which shows that there has been an overpayment by Subtenant of Sublease Escalation Rent or if Overlandlord shall notify Sublandlord that Sublandlord is entitled to a credit against subsequent rent due to a refund of Taxes and/or Operating Costs (each as defined in the Overlease) as to which Subtenant paid Sublease Escalation Rent, and if Overlandlord shall actually give Sublandlord credit therefor under the Overlease, Sublandlord shall permit Subtenant to credit Subtenant's portion of such refund or credit paid by Subtenant against the next subsequent Sublease Escalation Rent payments under this Sublease. After the termination of this Sublease and the payment to Sublandlord of the balance, if any, of all rent due hereunder, Sublandlord shall promptly pay to Subtenant the amount of any such refund or credit not previously applied by Subtenant. In the event that on or after the Sublease Expiration Date any Sublease Escalation Rent is due under the Overlease with respect to any period during the Sublease Term, Subtenant's obligations hereunder on account of such Sublease Escalation Rent shall be appropriately prorated and Subtenant shall pay the same as Sublease Additional Charges under this Sublease. Subtenant's obligations pursuant to the preceding sentence shall survive termination or expiration of this Sublease.

4.4 Subject to the provisions of Section 2.5(c) hereof, Subtenant shall not have the right to question the propriety of or the basis for any such statement rendered by Overlandlord and Sublandlord shall be under no obligation to challenge, object to or contest any such statement, any allocations or determinations made by Overlandlord pursuant to such Escalation Rent, although Sublandlord may do so in its sole and absolute discretion. If Subtenant shall timely request Sublandlord to do so, Sublandlord shall diligently exercise such rights in its commercially reasonable judgment or permit Subtenant to do so in accordance with and subject to the provisions of Section 2.5(c) hereof and to Sublandlord's rights and obligations under the Overlease.

4.5 In the event that overpayment of Escalation Rent is determined after contest of any statement, Sublandlord shall promptly notify Subtenant thereof, and if Overlandlord has actually credited Sublandlord therefor under the Overlease for the period occurring during the Sublease Term, Sublandlord shall permit Subtenant to credit Subtenant's Proportionate Share of such overpayment, but less the Subtenant's Proportionate Share of all costs and expenses incurred by Sublandlord in connection with such dispute (to the extent not reimbursed by Overlandlord to Sublandlord) against the next subsequent Sublease Escalation Rent payments under this Sublease. After the termination of this Sublease and the payment to Sublandlord of the balance, if any, of all Sublease Fixed Rent, Sublease Escalation Rent and other Sublease Additional Charges due hereunder, Sublandlord shall promptly pay to Subtenant the amount described in the previous sentence to the extent not previously applied by Subtenant.

5. Subtenant's Initial Construction; Sublandlord's Contribution.

5.1 Subtenant may make no changes, alterations, additions, improvements or decorations in, to or about the Subleased Premises ("Subtenant Alterations") without Sublandlord's prior written consent as provided in this Sublease, which shall not be unreasonably withheld subject to the terms and conditions of the Overlease as incorporated herein, and, if required by the Overlease, Overlandlord's prior written consent as provided in the Overlease. All Subtenant Alterations, including those necessary for Subtenant's initial fit-out and occupancy of the Subleased Premises ("Subtenant's Initial Construction"), shall be performed at Subtenant's cost in accordance with the terms and provisions of the Overlease, except as may be inconsistent with the express provisions of this Sublease, but Subtenant shall be responsible to pay all fees, costs and expenses to Overlandlord in connection therewith as and when required by the Overlease. Subtenant's Initial Construction shall be performed in accordance with the plans and specifications as approved by Sublandlord and Overlandlord, other than insignificant field changes which do not affect any Building system and are in compliance with all applicable laws.

5.2 Sublandlord agrees to reimburse Subtenant $1,893,100.00 ($25.00 per rentable square foot of the Subleased Premises) ("Sublandlord's Contribution") for costs ("Reimbursable Costs") incurred by Subtenant for leasehold improvements made to the Subleased Premises as part of Subtenant's Initial Construction, architectural and design services, furniture, equipment (including telecommunication, any supplemental HVAC or electrical equipment), signage, cabling and any other purpose directly related to the preparation of the Subleased Premises for Subtenant's initial occupancy. Sublandlord agrees to disburse Sublandlord's Contribution in up to two installments (as elected by Subtenant), within thirty (30) days of receipt of such request, as shown in Subtenant's requisition for Reimbursable Costs, provided, however, that Sublandlord will not be obligated to make any payment of Sublandlord's Contribution or any portion thereof if, and for so long as, Subtenant is either in monetary default under this Sublease or in non-monetary default under this Sublease beyond any applicable notice and cure period. Sublandlord will make such advance upon (a) substantial completion of Subtenant's Initial Construction in accordance with Subtenant's approved plans, in the case of Subtenant's final requisition of Sublandlord's Contribution, or such portion of Subtenant's Initial Construction as covered by Subtenant's requisition, in the case of an interim requisition of Sublandlord's Contribution, (b) Subtenant's compliance with all of the conditions set forth in this Section 5.2, (c) delivery of itemized statements of all such costs, and (d) receipt by Sublandlord of a request for Sublandlord's Contribution (or such portion thereof) from Subtenant and the submission by Subtenant of the following:

          A certificate signed by Subtenant and Subtenant's architect certifying to substantial completion of Subtenant's Initial Construction or, in the event of an interim requisition of Sublandlord's Contribution, such portion of Subtenant's Initial Construction as covered by Subtenant's requisition in accordance with Subtenant's approved plans; and

          A certificate signed by Subtenant and Subtenant's architect dated not more than ten (10) days prior to such request setting forth (A) the names of all contractors, subcontractors and materialmen who furnished labor, supplies and materials to the Subleased Premises and the aggregate amount of monies that each contractor, subcontractor and materialman received up to the date of the request, (B) that the sum then requested has been paid to persons who have rendered services or furnished materials for the work therein specified, and giving a brief description of such services and materials and the amounts due to each of said persons in respect thereof, (C) that there is no outstanding indebtedness known to the persons signing such certificate, which is then due for labor, wages, materials, supplies or services in connection with Subtenant's Initial Construction (or such portion thereof) which, if unpaid, might become the basis of a vendors, mechanic's, laborer's or materialmen's statutory or similar lien upon such work or upon the land and building or any part thereof or upon Subtenant's leasehold interest, together with partial (or, in the case of a final requisition of Sublandlord's Contribution), final lien releases from all such vendors, mechanics, laborers and materialmen in respect of Subtenant's Initial Construction or such portion thereof covered by Subtenant's requisition, provided that, if any amount owed to a vendor, mechanic, laborer or materialmen as shown therein is in dispute, such amount shall be identified in such certificate and Sublandlord shall have the right to withhold from payment an amount equal to 150% of such disputed amount, and (D) that there has not been filed with respect to the Subleased Premises or the Building or any part thereof or any improvements thereon, any vendor's, mechanic's, laborer's, materialmen's or other like liens arising out of Subtenant's Initial Construction which have not been bonded or discharged of record.

5.3 It is expressly understood and agreed that Subtenant shall expeditiously complete, at its sole cost and expense, Subtenant's Initial Construction, whether or not Sublandlord's Contribution is sufficient to fund such completion and notwithstanding the provisions of Section 5.2. Any costs to complete Subtenant's Initial Construction in excess of Sublandlord's Contribution shall be the sole responsibility and obligation of Subtenant.

5.4 If Subtenant shall comply with subsections (a), (b), (c) and (d) of Section 5.2 and submit to Sublandlord the certificates and documents required by Sections 5.2(c) and 5.2(d) (A) and (B), but the amount payable to Subtenant for Reimbursable Costs pursuant to Section 5.2 shall be less than Sublandlord's Contribution (the "Unfunded Sublandlord's Contribution"), then upon notice received from Subtenant, as of the first day of each month thereafter so long as Subtenant is not in default hereunder, Subtenant may credit the Unfunded Sublandlord's Contribution against Sublease Fixed Rent payable hereunder until the Unfunded Sublandlord's Contribution has been fully so credited.

5.5 Intentionally Omitted.

5.6 Sublandlord agrees to reimburse Subtenant, upon Subtenant's compliance with all of the conditions set forth in Section 5.2 and the Overlease regarding alterations to the Subleased Premises, for the reasonable, out-of-pocket cost of removing the kitchen facility located on the 30th floor of the Subleased Premises, up to a maximum amount of $10,000.00. Sublandlord agrees to disburse, within thirty (30) days of receipt of Subtenant's itemized request, such amounts to the extent set forth in Subtenant's requisition, provided, however, that Sublandlord will not be obligated to make any advance if, and for so long as, Subtenant is in default under this Sublease.

5.7 Subject to the terms and conditions of the Overlease, all Subtenant Alterations made and installed by Subtenant, including as part of Subtenant's Initial Construction, shall be deemed the property of Subtenant as of the date installed in the Subleased Premises by Subtenant, but shall remain upon and be surrendered with the Subleased Premises as a part thereof at the end of the Sublease Term except as otherwise provided in Article 8 hereof. Notwithstanding the foregoing, in the event Subtenant enters into a direct lease with Overlandlord for the Subleased Premises for a term commencing after the expiration of the Sublease Term, such Subtenant Alterations shall remain part of the Subleased Premises at the end of the Sublease Term except as otherwise provided in Article 8 hereof or as otherwise agreed or required in writing by Overlandlord.

5.8 Subtenant hereby grants Sublandlord an irrevocable license to access Sublandlord's technology rooms and telecommunications closets located in the Sublease Premises for the purpose of decommissioning same. Sublandlord shall, except in an emergency, give Subtenant reasonable prior notice (which may be oral or written) concerning any such access by Sublandlord, its agents, employees, contractors and/or subcontractors. Sublandlord shall use commercially reasonable efforts not to interfere with Subtenant's Initial Construction and its use and occupancy of the Subleased Premises in connection with such access. Once Sublandlord notifies Subtenant in writing that same have been decommissioned and are so available for use, Subtenant shall have the right to use any communications infrastructure and any data and telecommunications closets located in the Subleased Premises, provided such use does not interfere with Sublandlord's use of and operations at the Premises.

5.9 It is expressly understood and agreed that, in no event shall Subtenant locate its data center, UPS, supplemental air conditioning systems, electrical, switchgear, water lines, drain pipes or other similar systems or equipment on any floor of the Subleased Premises (whether on the 15th Floor Subleased Premises or the Office Floor Subleased Premises) in a location directly above Sublandlord's data center in the Premises ("Sublandlord's Data Center"). In the event installation of such water lines or drain pipes over Sublandlord's Data Center is required with the consent of Sublandlord, in order to prevent leaks and other water intrusion into Sublandlord's Data Center, such lines and pipes shall be installed by Subtenant with drip pans, a leak detection alarm system and such other preventative measures as Sublandlord may require in connection therewith.

6. Broker.

6.1 Subtenant and Sublandlord each covenant, represent and warrant to the other that it has had no dealings or communications with any broker or agent in connection with the consummation of this Sublease other than Trammell Crow Services, Inc. (which is representing Sublandlord), and Trammell Crow Services, Inc. (which is representing Subtenant) (collectively, the "Brokers"), and Subtenant and Sublandlord each covenant and agree to pay, hold harmless and indemnify the other from and against any and all cost, expense (including reasonable attorneys' fees and disbursements) or liability for any compensation, commissions or charges claimed by any broker or agent other than the Brokers with respect to this Sublease or the negotiation thereof which the party making such representation and indemnity has so dealt. Sublandlord shall pay to the Brokers a commission in accordance with separate agreements between Sublandlord and such Brokers.

7. Notices.

7.1 Any notice, demand or communication which, under the terms of this Sublease or under any statute or municipal regulation must or may be given or made by the parties hereto, shall be in writing and given or made by delivering the same by nationally recognized overnight courier or mailing the same by registered or certified mail, return receipt requested, addressed to Sublandlord at: 60 Wall Street, NYC60-3430, New York, New York 10005, Attn: Lease Administration; and to Subtenant at: One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102, Attn: Chief Financial Officer. Either party, however, may designate such new or other address to which such notices, demands or communications thereafter shall be given, made or mailed by notice given in the manner prescribed herein. Any such notice, demand or communication shall be deemed given or served, as the case may be, on the date of receipt or if receipt is refused, on the date so refused.

8. End of Sublease Term; Holdover.

8.1 At the expiration or earlier termination of this Sublease for any reason, Subtenant shall, except as otherwise expressly set forth in the Overlandlord Consent, remove all Subtenant Alterations required by the Overlease and Overlandlord to be removed from the Subleased Premises at the expiration of the Term of this Sublease or of the Overlease and restore such portions of the Subleased Premises to the condition as required by the Overlease upon the expiration of the term thereof, and shall surrender and deliver up the Subleased Premises in good condition and repair, reasonable wear and tear and damage by fire or other casualty and condemnation excepted. Notwithstanding the foregoing, Subtenant shall not be responsible for removing at the end of the Sublease Term any transformers or other electrical or data equipment installed in the Subleased Premises by Sublandlord prior to the Sublease Commencement Date. If the Subleased Premises are not vacated and surrendered in such condition at the Sublease Expiration Date, Subtenant shall and hereby agrees to indemnify and hold Sublandlord harmless from and against any and all claims, losses, expenses or damages, including, without limitation, reasonable attorneys' fees and disbursements, arising out of or resulting from any delay by Subtenant in so surrendering the Subleased Premises, or any portion thereof, including, without limitation, any claims made by any succeeding tenant or prospective tenant founded upon such delay and the loss of the benefit of the bargain should such successive sublease be terminated by reason of such holding over and, including, without limitation, any amounts payable by Sublandlord to Overlandlord pursuant to the Overlease in respect of the Subleased Premises. In the event Subtenant remains in possession of the Subleased Premises, or any portion thereof, after the Sublease Expiration Date, the parties recognize and agree that the damage to Sublandlord resulting therefrom will be substantial and will exceed the amount of the monthly installments of the Sublease Rent payable hereunder. Subtenant therefore agrees that in addition to any other right or remedy Sublandlord may have hereunder or at law or in equity, Subtenant, at the option of Sublandlord, shall be deemed to be occupying the Subleased Premises as a subtenant from month-to-month, at a monthly rental equal to the Applicable Percentage of the monthly Sublease Rent and Sublease Additional Charges and other charges payable during the last month of the scheduled term hereof or the fair market value for the Subleased Premises, whichever is greater, subject to all of the other terms of this Sublease and the Overlease insofar as the same are applicable to a month-to-month tenancy. The provisions of the preceding sentence shall not be construed to limit any other rights or remedies which might be available to Sublandlord as a result of Subtenant's failure to surrender possession of the Subleased Premises or any portion thereof on the Sublease Expiration Date, including, without limitation, prosecuting a holdover or summary dispossess proceeding. "Applicable Percentage" means 150% for the first 30 days of such holdover and 200% thereafter.

8.2 If the term of this Sublease expires at or about the date of the expiration of the Overlease, and if Sublandlord is required under or pursuant to the terms of the Overlease to remove any Uncommon Alterations installed in the Subleased Premises by Sublandlord prior to the Sublease Commencement Date, Subtenant shall permit Sublandlord to enter the Subleased Premises for a reasonable period of time prior to the expiration of this Sublease for the purpose of removing such Uncommon Alterations and restoring the Subleased Premises as required by the Overlease, provided Sublandlord shall use commercially reasonable efforts to minimize interference with Subtenant's use and occupancy of the Subleased Premises. In the event Subtenant enters into a direct lease with Overlandlord for the Subleased Premises or any portion thereof for a term commencing after the expiration of the Sublease Term, and Overlandlord agrees, in writing, that any such Uncommon Alterations located therein need not be removed by Sublandlord at the end of the term of the Overlease, Sublandlord shall not have the obligation to remove such Uncommon Alterations from the Subleased Premises.

9. EPS System / Subtenant's UPS System and Subtenant's EPS System.

9.1 Sublandlord will permit Subtenant to connect to the Sublandlord's two (2) back-up emergency generators and associated fuel facilities (the "EPS"), at Subtenant's sole cost and expense, in an amount equal to 250 kw demand for non-redundant EPS power, provided in Sublandlord's reasonable determination, Subtenant's use of such system would not interfere with the use of such system by other subtenants or occupants (including Sublandlord) of the Premises. "Non-redundant" shall be understood to mean that, in the event of a power outage, Subtenant's emergency loads will be automatically and immediately disconnected from the EPS upon the occurrence of the following events: (i) a failure of either one of the two generators for any reason, (ii) Subtenant's emergency demand load is between 251 kw and 275 kw for more than 15 minutes, (iii) Subtenant's emergency demand load is over 275 kw for more than 30 seconds, or (iv) the EPS experiences an internal malfunction or "under frequency" condition. Sublandlord will provide Subtenant with a connection point in the existing UPS Room (Basement Level) for non-redundant emergency power. Sublandlord shall have the option to leave any unneeded existing electric power equipment physically in place in the Subleased Premises, but shall disconnect the equipment in such a manner that it is electrically de-energized and isolated. Any such equipment shall be appropriately labeled. Subtenant will have to install its electrical wiring from the connection point up to the point of utilization. At Subtenant's option, Subtenant shall provide the necessary "start signal" to automatically start the generator plant. Sublandlord will provide Subtenant with a connection point to the start signal in the existing UPS Room (Basement Level). Alternatively, Subtenant must rely on the generators being started up by another of Sublandlord's ATS (automatic transfer switch) connected to the EPS, in which case a local outage on the Subleased Premises will not automatically start the EPS. All connections made by Subtenant hereunder in the existing UPS Room (Basement Level) shall be performed in accordance with Sublandlord's requirements therefor and under Sublandlord's supervision. Subtenant's emergency load will be monitored via real-time load monitoring by Sublandlord. Subtenant shall be responsible for managing and operating non-base building infrastructure components on the Subleased Premises. Although one base building cooling tower cell will continue to be connected to the EPS generator, the Subleased Premises shall be disconnected therefrom so that the EPS shall not operate the base building HVAC in the Subleased Premises in the event of a base building power interruption. However, any Subtenant supplemental HVAC equipment may be connected to the EPS, but such connection shall be Subtenant's sole responsibility. In any event, Subtenant's connected load to the EPS must not exceed its allocated share.

9.2 From and after the Office Floor Sublease Commencement Date, Subtenant shall pay its EPS Share of Sublandlord's reasonable costs to maintain, operate and repair the EPS. Subtenant's EPS Share shall be 16.67% (being the agreed Subtenant's applicable share of the right of utilization of the EPS (250kw/1500 kw)); it being understood that such percentage shall change if upon replacement thereof Subtenant's share based on its rights of utilization thereof shall change due to increased or decreased size of such replacement system. Sublandlord shall bill Subtenant from time to time and Subtenant shall pay Sublandlord Subtenant's share of costs as aforesaid within thirty (30) days after being billed therefor.

9.3 Sublandlord shall be solely responsible for management and operation of the EPS. Sublandlord may perform periodic testing and maintenance shutdowns of the EPS. Sublandlord shall reserve the right to perform at least three (3) generator tests per year lasting about 4 hours each, which will cause a momentary power interruption at the beginning and at the end of the test. These tests will be performed on weekends. Sublandlord shall reserve the right to perform at least one (1) maintenance shutdown per year lasting about 16 - 18 hours. If Subtenant chooses not to participate in this shutdown, Subtenant understands that the emergency power will not be available for the duration of this shutdown. This shutdown will be performed on weekends. Sublandlord reserves the right to perform quarterly maintenance inspections of the EPS. Sublandlord shall make commercially reasonable efforts to inform Subtenant in advance of scheduled system tests and maintenance shutdowns and shall make commercially reasonable efforts to reduce the extent of the interruptions in service. Sublandlord reserves the right to take the EPS out of service as necessary during the Sublease Term for an extended period for system replacement. Sublandlord shall provide reasonable notice to Subtenant in advance of any such action. The above provisions apply only to regular, scheduled maintenance or repair of the EPS. It is acknowledged that in the event of any emergency or accident, unscheduled repair or replacement may be commenced without the notification indicated above and that Sublandlord will make reasonable efforts to notify and advise Subtenant of the unscheduled repair or replacement. In the event of any interruption in service, Sublandlord will proceed diligently with the work necessary to resume such service as promptly as possible and in a manner so as to minimize interference with Subtenant's use of the EPS. Notwithstanding the foregoing, the exercise of such rights or such failure by Sublandlord to comply with such obligation shall not constitute an actual or constructive eviction, in whole or in part, or entitle Subtenant to any compensation or to any abatement or diminution of rent, or relieve Subtenant from any of its obligations under this Sublease, or impose any liability upon Sublandlord or its agents by reason of inconvenience or annoyance to Subtenant, or injury to or interruption of Subtenant's business, or otherwise.

9.4 Subject to Overlandlord's and Sublandlord's consent and Sublandlord's rights and obligations under the Overlease, Subtenant shall have the right, at its sole cost and expense, to install within the Subleased Premises its own uninterrupted power system ("Subtenant's UPS") and/or emergency generator ("Subtenant's EPS") to service the Subleased Premises provided (i) Subtenant's use of such system(s) does not cause damage to Building systems or to the structure of the Building, and (ii) in Sublandlord's reasonable judgment, the operation of the Building and the Premises shall not, and will not, be adversely affected thereby (except to a de minimis extent), such installation by Subtenant to be subject to Subtenant's compliance with Article 5 hereof and the Overlease. Subtenant shall install and maintain Subtenant's UPS and Subtenant's EPS in compliance with all laws and in such manner as to absorb and prevent noise and vibration.

9.5 Sublandlord shall not be liable or responsible to Subtenant in any way for any loss, damage or expense which Subtenant may sustain or incur as a result of any failure or defect in any of the EPS furnished to Subtenant pursuant to this Article 9 or in Subtenant's UPS or in Subtenant's EPS, except if and to the extent the same is caused by or results solely from the gross negligence or willful misconduct of Sublandlord. In no event shall Sublandlord be liable for special, consequential or punitive damages for any breach or failure arising under this Article 9.

9.6 The rights granted under this Article 9 are personal to Stifel, Nicolaus & Company, Incorporated and its Successors (as hereinafter defined) and may not be assigned or transferred to any party (including a subtenant or assignee of Subtenant).

10. Assignment and Sublet.

10.1 Subtenant shall not, whether voluntarily, involuntarily or by operation of law, in any manner or by reason of any act or omission on the part of Subtenant or any party acting by or through Subtenant (w) assign or otherwise transfer this Sublease or the term or estate hereby granted, nor (x) sublet or underlet all or any part of the Subleased Premises, nor (y) permit the Subleased Premises or any desk space therein to be occupied by any person(s), nor (z) mortgage, pledge or encumber this Sublease or all or part of the Subleased Premises without first obtaining:

(i) Overlandlord's consent and all other required consents to such assignment or subletting as set forth in and pursuant to the terms of the Overlease, after Subtenant shall have complied with the provisions of the Overlease as if it were an assignment or subletting by Sublandlord thereunder, and

(ii) Sublandlord's consent.

10.2 If Subtenant is a corporation, partnership, or limited liability entity or other entity, then the transfer in one or more transactions of 50% or more of the voting stock, membership or equity interest of Subtenant, whether accomplished by merger, operation of law or otherwise, shall constitute an assignment for purposes of this Sublease, requiring that Subtenant obtain the consent of the Sublandlord.

10.3 Notwithstanding anything hereinbefore contained in Section 10.1 hereof, in the event Subtenant desires Sublandlord's consent to an assignment of this Sublease or an underletting of all or any part of the Subleased Premises, Subtenant by notice in writing shall notify Sublandlord of the name of the proposed assignee or undertenant, furnish such information as to the proposed assignee's or undertenant's financial responsibility and standing as Sublandlord may require, and advise Sublandlord of the covenants, agreements, terms, provisions and conditions contained in the proposed assignment or underlease. All reasonable costs and expenses of Sublandlord incurred in connection with any actual or proposed assignment or underletting, including, without limitation, reasonable attorneys fees and disbursements, allocable administrative costs, and any amounts payable under the Overlease as a result of such actual or proposed assignment or underletting, shall be paid by Subtenant, as Sublease Additional Charges hereunder, within thirty (30) days after demand.

10.4 Sublandlord covenants not to unreasonably withhold its consent to such proposed assignment or underletting by Subtenant of the Subleased Premises to the proposed assignee or undertenant on said covenants, agreements, terms, provisions and conditions set forth in the notice to Sublandlord referred to in Section 10.2 hereof; provided, however, that Sublandlord shall not in any event be obligated to consent to any such proposed assignment or underletting unless:

(a) the proposed assignee or undertenant has adequate financial net worth and credit considering the responsibilities involved and is engaged in a business permitted pursuant to the terms of this Sublease;

(b) the proposed assignee or undertenant is not a competitor of Sublandlord and, in Sublandlord's reasonable judgment, is a reputable party; provided that the requirement that the proposed assignee or undertenant not be a competitor of Sublandlord shall not apply to any Successor to Subtenant permitted pursuant to Section 10.8 below;

(c) there shall be no default by Subtenant beyond any applicable notice and cure period under any of the terms, covenants and conditions of this Sublease at the time that Sublandlord's consent to any such assignment or underletting is requested and on the effective date of the assignment or the proposed underlease;

(d) Subtenant shall reimburse Sublandlord for any reasonable expenses that may be incurred by Sublandlord in connection with the proposed assignment or underlease, including without limitation the reasonable costs of making investigations as to the acceptability of a proposed assignee or undertenant, any amounts payable under the Overlease as a result of such actual or proposed assignment or underletting and reasonable legal expenses incurred in connection with the granting of any requested consent to the assignment or underlease;

(e) such proposed subletting will result in there being no more than four (4) occupants on any single floor of the Subleased Premises, including Subtenant;

(f) Subtenant and such assignee shall be jointly and severally liable for all obligations to be performed thereafter under this Sublease; and

(g) any such sublessee of Subtenant shall have no right to further sublet the Subleased Premises and/or to assign its sublease of the Subleased Premises and any such assignee of Subtenant shall have no further right to assign this Sublease, except as set forth in Section 10.8 hereof.

10.5 Intentionally Omitted.

10.6 Sublandlord shall be entitled to receive from Subtenant (as and when received by Subtenant) as an item of Sublease Additional Charges fifty percent (50%) of all amounts received by Subtenant from any sub-subtenant or assignee in excess of the amounts payable by Subtenant to Sublandlord hereunder (hereinafter the "Transfer Premium"), as and when paid by such assignee or undertenant. The Transfer Premium shall be reduced by the reasonable transaction costs actually paid by Subtenant in order to assign this Sublease or to sub-sublet a portion of the Subleased Premises, provided that Subtenant provides Sublandlord with a detailed breakdown of all transaction costs associated with such assignment or subletting at the time Subtenant obtains Sublandlord's consent and Sublandlord consents to such costs, which consent shall not be unreasonably withheld, conditioned or delayed (Sublandlord acknowledges that the following constitute transaction costs but are not limited to: work allowances, alteration expenses, reasonable attorney's fees, customary brokerage fees, reasonable marketing costs and other expenses reasonably incurred by Subtenant in connection therewith). "Transfer Premium" shall mean all Sublease Fixed Rent, Sublease Escalation Rent, Sublease Additional Charges or other consideration of any type whatsoever payable by the assignee or sub-subtenant in excess of the Sublease Fixed Rent, Sublease Escalation Rent and Sublease Additional Charges payable by Subtenant under this Sublease. Transfer Premium shall also include, but not be limited to, key money and bonus money paid by the assignee or sub-subtenant to Subtenant in connection with such assignment or sub-subletting, and any payment in excess of fair market value for services rendered by Subtenant to the assignee or sub-subtenant or for physical assets, fixtures, inventory, equipment, or furniture transferred by Subtenant to the assignee or sub-subtenant in connection with therewith. For purposes of calculating the Transfer Premium, expenses will be deducted from any assignment proceeds or the sublet rents first due to Subtenant.

10.7 Notwithstanding anything to the contrary in this Article, provided Stifel, Nicolaus & Company, Incorporated is the subtenant hereunder and subject to the terms and conditions hereinafter set forth, Subtenant shall have the right upon notice to Sublandlord, but not contingent upon the consent of Sublandlord, to sub-sublet all or any portion of the Subleased Premises or to assign this Sublease to a "Subtenant Related Entity", which shall mean a corporation, partnership, limited liability company or other entity which shall have at least fifty-one percent (51%) of the voting securities or equity interests of such sub-subtenant or assignee, directly or indirectly, owned, beneficially or of record, by Stifel, Nicolaus & Company, Incorporated, and management of which shall be controlled, directly or indirectly, by Stifel, Nicolaus & Company, Incorporated (or its Successor), but only for so long as such entity remains a Subtenant Related Entity of Subtenant. Any permitted subletting or assignment to a Subtenant Related Entity shall be upon the condition that (i) Overlandlord's consent is obtained and delivered to Sublandlord prior to the commencement date of any such sublease or assignment; (ii) any such assignee or sub-subtenant shall use the Subleased Premises or such portion thereof only as permitted under this Sublease and (iii) such Subtenant Related Entity shall be of a character, be engaged in a business, and propose to use the Subleased Premises in a manner in keeping with the standards of the other tenancies in the Building. Subtenant shall, within ten (10) business days after execution thereof, deliver to Sublandlord, (A) if an assignment, instruments, duly executed by the assignee and Subtenant, in which such assignee shall assume the observance and performance of, and agree to be personally bound by, all of the obligations of Subtenant under this Sublease, (B) if a sub-sublease, a duplicate original sub-sublease, duly executed by Subtenant and the sub-subtenant and (C) a copy of Overlandlord's written consent to such assignment or sub-sublease, to the extent required under the Overlease. The provisions of Section 10.5 of this Sublease shall not apply to transactions with Subtenant Related Entities.

10.8 Notwithstanding anything contained in this Section to the contrary, Subtenant shall have the right, without Sublandlord's consent but otherwise subject to the provisions of this Sublease and the Overlease, to assign this Sublease to any entity (a) into which or with which Subtenant is merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation, provided that by operation of law or by the instruments of merger or consolidation, the liabilities of the entities participating in such merger or consolidation are assumed by the entity surviving such merger or consolidation, or (b) which is purchaser of all or substantially all of Subtenant's assets (provided such purchaser shall have assumed all or substantially all of Subtenant's liabilities including those under this Sublease) (each a "Successor"), provided that no monetary or material non-monetary default shall have occurred and be continuing and further provided that, in either case, such transaction be for a valid corporate purpose and not to circumvent the other provisions of this Sublease, and immediately after giving effect thereto, the Successor shall have a net worth, as determined in accordance with generally accepted accounting principles, at least equal to the net worth, similarly determined, of Subtenant immediately prior to such transaction. Notice of such assignment or sub-sublease shall be given to Sublandlord within ten (10) business days after the effective date thereof. The provisions of Section 10.5 of this Sublease shall not apply to transactions with Successors.

10.9 If the Subleased Premises be sub-sublet (whether or not Sublandlord or Overlandlord shall have consented thereto), Sublandlord, after default by Subtenant in its obligations hereunder, may collect rent from the subtenant and apply the net amount collected to the rental herein reserved, but no such sub-subletting or collection of rent shall be deemed a waiver of the covenant set forth in this Article, or the acceptance of the subtenant as a tenant. No such subletting or any assignment of this Sublease (whether or not Sublandlord or Overlandlord shall have consented thereto) shall release Subtenant from the performance and observance by Subtenant of the covenants, obligations and agreements on the part of Subtenant to be performed or observed herein and in the case of an assignment, Subtenant and the assignee shall be jointly and severally liable for all obligations to be performed thereafter under this Sublease. The consent by Sublandlord or Overlandlord to an assignment, sale, pledge, transfer, mortgage or sub-subletting shall not in any way be construed to relieve Subtenant from obtaining the express consent in writing, to the extent required by this Sublease, to any further assignment, sale, pledge, transfer, mortgage or sub-subletting.

11. Late Charge.

To cover the additional expense incurred by the Sublandlord in the handling of delinquent payment of Sublease Fixed Rent, Sublease Escalation Rent, Sublease Additional Charges, and other sums payable to Sublandlord by Subtenant pursuant hereto, the Subtenant will pay on demand if and to the extent permitted by applicable Law, (i) if such failure shall continue for five (5) business days, a "late charge" in an amount equal to 3% of such delinquent payment to cover the administrative expenses of handling such late payment, and (ii) for each dollar of such Sublease Fixed Rent, Sublease Escalation Rent, Sublease Additional Charges and other sums due hereunder received after its due date, interest to accrue from the date such amounts of Sublease Fixed Rent, Sublease Escalation Rent, Sublease Additional Charges and other sums due hereunder first became due hereunder at the lesser of (A) the "Prime Rate" (as such term is defined in the Overlease) or (B) the maximum rate permitted by law.

12. Quiet Enjoyment.

So long as Subtenant pays all of the Sublease Rent due under this Sublease and performs all of Subtenant's other obligations hereunder, Subtenant shall peacefully and quietly have, hold and enjoy the Subleased Premises during the term of this Sublease, without hindrance or molestation by Sublandlord or by anyone claiming by or through Sublandlord, subject, however, to the terms, provisions and obligations of this Sublease and the Overlease.

13. Insurance.

13.1 Subtenant shall, at its sole cost and expense, comply with all of the insurance provisions of the Overlease which are binding on Sublandlord, and Subtenant shall include Sublandlord as an additional insured or loss payee, as its interest may appear, as appropriate, as well as each of those parties set forth in the Overlease as required to be included as additional insureds or loss payee. Subtenant shall furnish Sublandlord with all certificates required to be delivered to Overlandlord pursuant to the Overlease.

13.2 Notwithstanding anything to the contrary contained in this Sublease, Subtenant, on behalf of itself and on behalf of anyone claiming under or through it by way of subrogation or otherwise, waives all rights and causes of action against the Sublandlord and Overlandlord, and the respective directors, shareholders, officers, employees, members, agents and invitees of the Sublandlord and Overlandlord, for any liability arising out of any loss or damage in or to the Subleased Premises, its contents and other property located thereon and caused by any peril normally covered under all-risk or equivalent policies (whether or not Subtenant actually carries such insurance policies). The release and waiver shall be complete and total even if such loss or damage may have been caused by the negligence of the Sublandlord or Overlandlord or their respective officers, directors, shareholders, employees, members, agents or invitees, and shall not be affected or limited by the amount of insurance proceeds available to the Subtenant, regardless of the reason for such deficiency in proceeds. Subtenant covenants that from and after the date possession of the Subleased Premises is delivered to Subtenant, its casualty insurance policies will contain waiver of subrogation endorsements, and that if such endorsements, for any reason whatsoever, are about to become unavailable, it will give the Sublandlord not less than thirty (30) days prior written notice of such impending unavailability.

13.3 Notwithstanding anything to the contrary contained in this Sublease, Sublandlord, on behalf of itself and on behalf of anyone claiming under or through it by way of subrogation or otherwise, waives all rights and causes of action against the Subtenant and the directors, shareholders, officers, employees, members, agents and invitees of the Subtenant, for any liability arising out of any loss or damage in or to the Subleased Premises, its contents and other property located thereon and caused by any peril normally covered under all-risk or equivalent policies (whether or not Sublandlord actually carries such insurance policies). The release and waiver shall be complete and total even if such loss or damage may have been caused by the negligence of the Subtenant or its respective officers, directors, shareholders, employees, members, agents or invitees, and shall not be affected or limited by the amount of insurance proceeds available to the Sublandlord, regardless of the reason for such deficiency in proceeds. Sublandlord covenants that from and after the date possession of the Premises is delivered to Sublandlord, its casualty insurance policies will contain waiver of subrogation endorsements, and that if such endorsements, for any reason whatsoever, are about to become unavailable, it will give the Subtenant not less than thirty (30) days prior written notice of such impending unavailability.

14. Intentionally Omitted.

15. Intentionally Omitted

16. Right of First Offer.

16.1 For purposes of this Article, the "First Offer Space" shall mean any Available space in the Premises not part of the Subleased Premises. "Available" means, as to any such space, that such space is vacant and free of any present or future possessory right now or hereafter existing in favor of any third party. No space in the Premises shall be deemed Available until at any time hereafter such space is first subleased by Sublandlord to a third party (other than Sublandlord or an Affiliate of Sublandlord or Overlandlord or an Affiliate of Overlandlord) and such space thereafter becomes vacant and free of rights of occupancy of third parties and not required by Sublandlord for occupancy by Sublandlord or an Affiliate. Sublandlord shall have the right to renew or extend any subtenant's lease (whether not such sublease contains a renewal or extension option) and grant to any subtenant (whether in its initial sublease or thereafter) any expansion options or rights to space in the Building, but so long as this Section 16 is in full force and effect, Sublandlord shall not grant any right of first offer or right of first refusal to another subtenant in the Premises which is superior to Subtenant's rights under this Section 16. Sublandlord shall have the right to surrender any portion of the First Offer Space to Overlandlord and cause the Overlease to be terminated as to such portion prior to Subtenant's valid delivery of an "Acceptance Notice" (as such term is hereinafter defined) with respect thereto, notwithstanding that such space might have otherwise become Available hereunder. "Offer Period" means the period commencing on the Office Floor Sublease Commencement Date to and including the date which is twenty four (24) months prior to the Sublease Expiration Date.

16.2 Provided Subtenant is not in default beyond any applicable notice and cure period as of the date of the "Acceptance Notice" (as such term is hereinafter defined) or as of the applicable commencement date for such Offer Space, if at any time during the Offer Period, any Offer Space becomes, or Sublandlord reasonably anticipates that within the following 12 months (but not later than the last day of the Offer Period) any Offer Space will become Available, Sublandlord shall give to Subtenant notice (an "Offer Notice") thereof, specifying (A) the fair market value for such Offer Space which Sublandlord is then considering for the lease of such Offer Space; (B) the floor of the Premises on which the Offer Space is located; (C) the amount of rentable square footage contained in the Offer Space and a floor plan marked to show the location of the Offer Space; (D) the date or estimated date that such Offer Space has or shall become Available; and (E) any work allowance, work letter or free rent specified by Sublandlord in such Offer Notice (all in its sole discretion). Subtenant shall have the option (the "Offer Space Option"), exercisable by notice (an "Acceptance Notice") given to Sublandlord on or before the date that is ten (10) business days after receipt by Subtenant of the Offer Notice, TIME BEING OF THE ESSENCE, to include all such Offer Space in the Subleased Premises.

16.3 If Subtenant timely delivers the Acceptance Notice with respect to any Offer Space, then, on the date on which Sublandlord delivers vacant possession of such Offer Space to Subtenant as provided below (the "Offer Space Inclusion Date"), such Offer Space shall become part of the Subleased Premises for the then remaining Sublease Term, upon all of the terms and conditions set forth in this Sublease, except (i) Sublease Fixed Rent for such Offer Space shall be the fair market value for such Offer Space as set forth in the applicable Offer Notice, (ii) Subtenant's Proportionate Share therefor shall be increased based upon the addition of the rentable square footage of such Offer Space into the Subleased Premises, (iii) Sublandlord shall not be required to perform any work, pay any amount (except as may otherwise be set forth in the Offer Notice), or render any services to make such Offer Space ready for Subtenant's use or occupancy, and Subtenant shall accept such Offer Space in its "as is" condition on the Offer Space Inclusion Date, (iv) Section 5.2 hereof shall be inapplicable, and (v) as may be otherwise set forth in the Offer Notice.

16.4 If there is a holdover tenancy in all or any part of any Offer Space, then Sublandlord shall use reasonable efforts to terminate such holdover, including, to the extent advisable in Sublandlord's good faith business judgment, instituting and prosecuting holdover or other appropriate proceedings against any occupant of such Offer Space. If Sublandlord is unable to deliver possession of any Offer Space to Subtenant for any reason on or before the date on which Sublandlord anticipates that such Offer Space shall be Available as set forth in the Offer Notice, the Offer Space Inclusion Date shall be the date on which Sublandlord is able to so deliver possession and Sublandlord shall have no liability to Subtenant for any delay and this Sublease shall not in any way be impaired. If Sublandlord shall be unable to deliver possession of the Offer Space within one hundred twenty (120) days of the original Offer Space Inclusion Date, as such date shall be extended by force majeure, Subtenant may, within ten (10) business days thereafter by notice to Sublandlord, rescind its delivery of the Acceptance Notice. This Section 16.4 constitutes "an express provision to the contrary" within the meaning of any applicable law now or hereafter in effect.

16.5 Promptly after Subtenant's exercise of the Offer Space Option with respect to any Offer Space, Sublandlord and Subtenant shall confirm the occurrence thereof and the inclusion of such Offer Space in the Subleased Premises by executing an instrument reasonably satisfactory to Sublandlord and Subtenant; provided, that failure by Sublandlord or Subtenant to execute such instrument shall not affect the inclusion of such Offer Space in the Subleased Premises in accordance with this Article 16.

16.6 Notwithstanding the foregoing, Subtenant's Offer Space Option and Acceptance Notice shall be null and void and of no force and effect if Overlandlord shall fail to consent to Subtenant's subleasing of the Offer Space in accordance with the provisions of the Overlease.

16.7 If Subtenant fails timely to give an Acceptance Notice with respect to any Offer Space, or if the provisions of this Section shall operate to make the Offer Space Option null and void, then, at Sublandlord' election, exercisable in writing, (i) the Offer Space Option with respect to such Offer Space shall be null and void and of no further force and effect and Sublandlord shall have no further obligation to offer such Offer Space to Subtenant pursuant to this Article 16, (ii) Sublandlord may at its option in its sole discretion, enter into one or more such subleases of such Offer Space with third parties on such terms and conditions as Sublandlord shall determine, and (iii) Subtenant shall, upon demand by Sublandlord, execute an instrument confirming Subtenant's waiver, or the voiding and extinguishing, of the Offer Space Option with respect to such Offer Space, but the failure by Subtenant to execute any such instrument shall not affect the provisions of this Section; provided, however, that if Sublandlord (A) wishes to enter into a sublease for such Offer Space at a rental of less than 90% of the rental contained in the Offer Notice with respect to such Offer Space, or (B) shall not have entered into a sublease for such Offer Space within nine (9) months after the giving of the Offer Notice, then the Offer Space Option shall be reinstated as to such Offer Space and the provisions of this Article must again be complied with by Sublandlord and Subtenant with respect to such Offer Space.

16.8 Each party represents and warrants to the other party hereto that, with respect to the leasing of such Offer Space in question, it has not dealt with any brokers or finders for which a fee or commission may be payable, other than the Brokers, and each party hereto does hereby indemnify the other party and agrees to hold it harmless from and against any liability, loss, cost and/or expense, including, without limitation, reasonable attorneys' fees and disbursements, arising out of any inaccuracy in the foregoing representation. Sublandlord agrees to pay any commission which may be payable to the Brokers pursuant to separate agreements with said Brokers.

17. Miscellaneous.

17.1 This Sublease may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

17.2 This Sublease shall not be binding upon Sublandlord unless and until it is signed by Sublandlord and delivered to Subtenant.

17.3 This Sublease constitutes the entire agreement between the parties and all representations and understandings have been merged herein.

17.4 This Sublease shall inure to the benefit of all of the parties hereto, their successors and (subject to the provisions hereof) their assigns.

17.5 Neither this Sublease nor a memorandum thereof may be recorded by Subtenant.

17.6 Notwithstanding anything to the contrary provided in this Sublease, neither Sublandlord nor Subtenant shall be liable to the other for any special, consequential or punitive damage arising under or pursuant to this Sublease, except as may be expressly provided in this Sublease.

17.7 Any reference in this Sublease, whether expressly or by incorporation, to attorney's fees of Sublandlord or Subtenant, shall be deemed to include (without duplication of services) Sublandlord's or Subtenant's in-house counsel whose fees shall be reasonable and determined at market rates for outside counsel.

17.8 Each party shall, at any time and from time to time, within ten (10) Business Days after request by the other party, execute and deliver to the requesting party (or to such person or entity as the requesting party may designate) a statement certifying that this Sublease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the Commencement Date, the Sublease Expiration Date and the dates to which the Sublease Fixed Rent and Sublease Additional Charges have been paid and stating whether or not, to the best knowledge of such party, the other party is in default in performance of any of its obligations under this Sublease, and, if so, specifying each such default of which such party has knowledge, it being intended that any such statement shall be deemed a representation and warranty to be relied upon by the party or other person or entity to whom such statement is addressed. Each party also shall include or confirm in any such statement such other information concerning this Sublease as the other party may reasonably request.

17.9 This Sublease may be executed in multiple counterparts, all of which when taken together shall constitute one and the same instrument.

17.10 The respective rights and obligations of Sublandlord and Subtenant hereunder shall be governed by and construed and enforced in accordance with the internal substantive laws of the State of Maryland applicable to contracts made and to be performed entirely within said State, without reference to choice or conflict of laws principles or provisions which might be otherwise applicable, and Subtenant hereby irrevocably submits and consents to the jurisdiction of any such court over the person of Subtenant and hereby waives (a) any claim that any such court is an inconvenient forum and any objection to the laying of venue in any such court, and (b) personal service of any summons and complaint. Nothing herein shall preclude Sublandlord from initiating any such action, suit or proceeding in any other appropriate forum or jurisdictions, whether concurrently or not.

[REST OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.

ATTEST:	DEUTSCHE BANK SECURITIES, INC.,
a Delaware corporation, Sublandlord

__________________________	By: _/s/ Howard Becker_____________
Name: Howard Becker
Title: Attorney in Fact
By: _/s/ A Scott_____________________
Name: A Scott
Title: Attorney in Fact

ATTEST:	STIFEL, NICOLAUS & COMPANY, INCORPORATED, a Missouri corporation,
Subtenant

_/s/ Forrest M. Smith__	By: /s/ James M. Zemlyak____________
Title: Senior Vice President & COO

EXHIBITS TO SUBLEASE
A.	Overlease
B.	Subleased Premises (cross-hatch)
C	Sublease Fixed Rent
D	FF&E Inventory
E	Sublease Commencement Date Agreement
F	Subtenant's Exterior Signage